               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                     MAY 2, 1996

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 OLD NATIONAL BANCORP
                (Exact name of registrant as specified in its charter)

          INDIANA                       6021                 35-1539838
(State or other jurisdiction     (Primary Standard        (I.R.S. Employer
     of incorporation or      Industrial Classification    Identification
        organization)               Code Number)               Number)

              420 MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1434
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

           JEFFREY L. KNIGHT, ESQ.                 TIMOTHY M. HARDEN, ESQ.
    CORPORATE SECRETARY & GENERAL COUNSEL          NICHOLAS J. CHULOS, ESQ.
            OLD NATIONAL BANCORP              KRIEG DEVAULT ALEXANDER & CAPEHART
              420 MAIN STREET                   ONE INDIANA SQUARE, SUITE 2800
         EVANSVILLE, INDIANA  47708            INDIANAPOLIS, INDIANA  46204-2017
               (812) 464-1363                           (317) 636-4341
             (AGENT FOR SERVICE)                           (COPY TO)

              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the box / /.

                           CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              Proposed    Proposed
 Title of                     Maximum     Maximum
Securities         Amount     Offering   Aggregate
  to Be            to Be     Price Per    Offering       Amount of Registration
Registered       Registered    Share       Price                 Fee
- --------------------------------------------------------------------------------
Common Stock, no   500,000
par value (1)      Shares    $33-7/8(2)  $16,937,500(2)     $5,840.05

(1) Each share of common stock being registered hereunder includes a preferred stock purchase right.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based upon the high and low prices of the Common Stock reported by the NASDAQ National Market System on April 30, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                CROSS-REFERENCE SHEET

                                         FOR

                  REGISTRATION STATEMENT ON FORMS S-4 AND PROSPECTUS

            Items of Form S-4                    Headings in Prospectus
            -----------------                    ----------------------
1.    Forepart of Registration Statement    Forepart of Registration Statement;
      and Outside Front Cover Page of       Outside Front Cover Page
      Prospectus

2.    Inside Front and Outside Back         Inside Front Cover Page of
      Cover Pages of Prospectus             Prospectus

3.    Risk Factors, Ratio of Earnings       The Company; Summary of Selected
      to Fixed Charges and Other            Financial Data; Incorporation of
      Information                           Certain Documents by Reference*

4.    Terms of the Transaction              *

5.    Pro Forma Financial Information       *

6.    Material Contacts with the Company    Not Applicable
      Being Acquired

7.    Additional Information Required for   Not Applicable
      Reoffering by Persons and Parties
      Deemed to be Underwriters

8.    Interests of Named Experts and        Not Applicable
      Counsel

9.    Disclosure of Commission Position     Not Applicable
      on Indemnification for Securities
      Act Liabilities

10.   Information with Respect to S-3       The Company; Summary of Selected
      Registrants                           Financial Data; Regulatory
                                            Considerations; Incorporation of
* INAPPLICABLE (OR PARTIALLY INAPPLICABLE)  Certain Documents by Reference;
UPON FILING OF THIS REGISTRATION            Comparative Per Share Data
STATEMENT -- MAY BE INCLUDED IN SUBSEQUENT
POST-EFFECTIVE AMENDMENTS AS REQUIRED.

11.   Incorporation of Certain              Incorporation of Certain Documents
      Information by Reference              by Reference

12.   Information with Respect to S-2 or    Not Applicable
      S-3 Registrants

13.   Incorporation of Certain              Not Applicable
      Information by Reference

14.   Information with Respect to           Not Applicable
      Registrants Other Than S-3 or S-2
      Registrants

15.   Information with Respect to S-3       Not Applicable
      Companies

16.   Information with Respect to S-2       Not Applicable
      or S-3 Companies

17.   Information with Respect to           *
      Companies Other Than S-3 or S-2
      Companies

18.   Information if Proxies, Consents      *
      or Authorizations are to be
      Solicited

19.   Information if Proxies, Consents      Not Applicable
      or Authorizations are not to be
      Solicited or in an Exchange Offer

* INAPPLICABLE (OR PARTIALLY INAPPLICABLE)
UPON FILING OF THIS REGISTRATION
STATEMENT -- MAY BE INCLUDED IN SUBSEQUENT
POST-EFFECTIVE AMENDMENTS AS REQUIRED.

PROSPECTUS
                                 OLD NATIONAL BANCORP

                            500,000 SHARES OF COMMON STOCK

      This Prospectus covers 500,000 shares (the "Shares") of the no par value common stock (the "Common Stock") of Old National Bancorp (the "Company"), a bank holding company organized and existing under the laws of the State of Indiana, that the Company may offer and issue from time to time in connection with its acquisition, directly or indirectly, of the business, assets or stock, or interests therein, of unaffiliated corporations or other entities (collectively, the "Businesses"). The Company anticipates that the Businesses will involve companies or entities engaged in activities related to banking but will not involve banks or savings associations. A maximum of 500,000 shares may be sold pursuant to this Prospectus.

      The Shares will ordinarily represent consideration paid by the Company upon the acquisition of the Businesses. It is anticipated that the specific terms of any acquisition involving the issuance of the Shares covered by this Prospectus will be determined by direct negotiations between the Company and the owners or controlling persons of the Businesses, and that the Shares will be issued based upon closing prices of the Common Stock as reported on the NASDAQ National Market System either at the time the terms of the acquisition are agreed upon or at or about the time of the issuance of the Shares. Terms of each acquisition of a Business will be provided as required in a Prospectus Supplement delivered herewith.

      The Common Stock is traded on the NASDAQ National Market System. As of March 21, 1996, the Company had 24,799,824 issued and outstanding shares of Common Stock. The per share closing price of the Common Stock as reported on the NASDAQ National Market System was $33-7/8 on April 30, 1996.

      No underwriting discounts or commissions will be paid in connection with the issuance of the Shares pursuant to this Prospectus. Any person receiving such fees may be deemed to be an underwriter under the Securities Act of 1933, as amended. All expenses of this offering will be paid by the Company. The executive offices of the Company are located at 420 Main Street, Evansville, Indiana 47708. The Company's telephone number is (812) 464-1434.

             THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
                   OR OTHER OBLIGATIONS OF A BANK AND ARE NOT
             INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                      OR ANY OTHER GOVERNMENTAL AGENCY.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                 BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is April _____, 1996

                                  TABLE OF CONTENTS



                                                                     Page Number
                                                                     -----------

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .

INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . .

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . .

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .

SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . .

PRICE RANGE OF COMMON STOCK AND DIVIDENDS. . . . . . . . . . . .

REGULATORY CONSIDERATIONS. . . . . . . . . . . . . . . . . . . .

  General. . . . . . . . . . . . . . . . . . . . . . . . . . . .

  Regulation of the Company and its Affiliate Banks. . . . . . .

  Capital Adequacy Guidelines. . . . . . . . . . . . . . . . . .

  Acquisitions and Branching . . . . . . . . . . . . . . . . . .

  Interstate Banking . . . . . . . . . . . . . . . . . . . . . .

  Deposit Insurance. . . . . . . . . . . . . . . . . . . . . . .

DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . .

  Authorized But Unissued Shares . . . . . . . . . . . . . . . .

  Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . .

  Dividend Rights. . . . . . . . . . . . . . . . . . . . . . . .

  Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . .

  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . .

  Liquidation Rights . . . . . . . . . . . . . . . . . . . . . .

                                                                     Page Number
                                                                     -----------

  Assessment and Redemption. . . . . . . . . . . . . . . . . . .

  Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . .

  Certain Other Matters Affecting Holders of Common Stock. . . .

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and may also be inspected and copied at prescribed rates at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the public reference section of the Commission located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 40549.

      The Company's Common Stock is traded on the NASDAQ National Market System and certain reports, proxy statements and other information concerning the Company also are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

      The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated therein by reference. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED UPON REQUEST TO JEFFREY L. KNIGHT, CORPORATE SECRETARY AND GENERAL COUNSEL, OLD NATIONAL BANCORP, 420 MAIN STREET, P.O. BOX 718, EVANSVILLE, INDIANA 47705, TELEPHONE NUMBER (812) 464-1363. IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY A DATE THAT IS AT LEAST FIVE DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

      The following documents previously filed by the Company (Commission File No. 0-10888) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      (2) The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995.

      (3) The description of the Company's Common Stock contained in the Company's Current Report on Form 8-K, dated January 6, 1993, and the description of the Company's Preferred Stock Purchase Rights contained in the Company's Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Company and Old National Bank in Evansville, as Trustee.

      All reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares described herein shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing such reports or documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                     THE COMPANY

      The Company is a multiple-bank holding company headquartered in Evansville, Indiana, which owns directly 25 bank subsidiaries (the "Affiliate
Banks") and 7 non-bank subsidiaries.   The Affiliate Banks provide a wide range
of commercial and consumer financial services and other services related to the general banking business through 118 offices located in the tri-state area of Indiana, Illinois and Kentucky.

      The Company's non-bank subsidiaries engage in activities permitted by applicable law from offices located in the tri-state area. Indiana Old National Insurance Company reinsures credit life, accident and health insurance of installment consumer borrowers of the Affiliate Banks; Old National Realty Company, Inc. owns real properties which are incidental to the Company's operations; and Old National Service Corporation provides data processing services to the Affiliate Banks and other third parties. In addition, the Company provides trust and investment management services through Old National Trust Company, Old National Trust Company -- Illinois and Old National Trust Company -- Kentucky. Further, the Company owns Consumer Acceptance Corporation,
a consumer finance company.   For legal reasons, several Affiliate Banks also
operate non-bank subsidiaries. These indirect subsidiaries include ONB Investment Services, Inc., a broker-dealer, and several insurance agencies which do business as "ONB Insurance." It is anticipated that any insurance agencies acquired by the Company in the future will also be owned directly by one of the Affiliate Banks. See "REGULATORY CONSIDERATIONS."

      The Company had total consolidated assets of $4.8 billion as of December 31, 1995, ranking it as the largest independent bank holding company headquartered in the State of Indiana. Since 1985, the Company has acquired 35 financial institutions (10 of which were merged into existing Affiliate Banks), has established or acquired directly 7 non-bank subsidiaries and has established or acquired indirectly several additional non-bank subsidiaries. The Company anticipates that it will continue its policy of expansion through consideration of acquisitions of financial institutions and companies other than financial institutions located in Indiana, Kentucky and Illinois. In this regard, the Company regularly reviews and analyzes potential acquisitions, as well as engages in discussions or negotiations concerning potential acquisitions. There can be no assurance that any of these discussions or negotiations will result in definitive agreements or consummated transactions.

      The principal activity of the Company is to own, manage and supervise the Affiliate Banks and its non-bank subsidiaries. The primary source of the Company's revenue is dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the Affiliate Banks may finance, pay dividends to or otherwise supply funds to the Company. See "DESCRIPTION OF CAPITAL STOCK -- Dividend Rights."


                                   USE OF PROCEEDS

      This Prospectus relates to Shares that may be offered and issued by the Company from time to time in connection with the acquisition of Businesses. Other than the Businesses acquired, there will be no proceeds to the Company from the offerings of Shares under this Prospectus.

                         SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data is qualified in its entirety by the information incorporated by reference into this Prospectus. The data should be read in conjunction with the Company's consolidated financial statements contained in the Company's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1995. Dollar amounts are in thousands except per share data.



                                                                  Twelve Months ended December 31,
                                              -------------------------------------------------------------------------------
                                               1995               1994               1993               1992              1991
                                               ----               ----               ----               ----              ----

Results of Operations
 (Taxable equivalent basis)
  Interest income                          $368,478           $324,857           $319,285           $332,868          $369,429
  Interest expense                          174,078            135,676            134,484            156,056           205,192
  Net interest income                       194,400            189,181            184,801            176,812           164,237
  Provision for loan losses                   6,657              7,682             10,189             11,859            11,885
  Net interest income after
   provision for loan losses                187,743            181,499            174,612            164,953           152,352
  Noninterest income                         39,170             34,809             33,598             29,153            26,496
  Noninterest expense                       142,777            142,842            131,223            119,611           114,102
  Income before income taxes                 84,136             73,466             76,987             74,495            64,746
  Income taxes                               32,442             26,994             28,955             28,519            24,302
  Net income                                $51,694            $46,472            $48,032            $45,976           $40,444

Year-End Balances
  Total assets                           $4,822,628         $4,642,723         $4,487,232         $4,195,633        $4,156,401
  Total loans--net of
   unearned income                        3,037,733          2,890,313          2,616,046          2,431,357         2,407,090
  Total deposits                          3,973,675          3,669,186          3,694,577          3,533,882         3,444,129
  Shareholders' equity                      428,077            408,612            403,955            375,880           352,743

Per Share Data (1)
  Net income - primary                        $2.04              $1.78              $1.84              $1.75             $1.53
  Net income - fully diluted (2)               1.99               1.74               1.79               1.70              1.50
  Cash dividends paid                          0.88               0.84               0.72               0.69              0.66
  Book value at year-end                      17.15              15.86              15.37              14.17             13.31


                                       7


Selected Performance Ratios
(based on averages)
  Return on assets                             1.10%              1.03%              1.10%              1.11%             1.00%
  Return on equity                            12.51              11.23              12.42              12.75             12.00
  Equity to assets                             8.81               9.18               8.82               8.67              8.31
  Primary capital to assets                    9.70              10.12               9.70               9.53              9.11
  Net charge-offs to average loans             0.28               0.30               0.26               0.33              0.41
  Allowance for loan losses
   to average loans                            1.34               1.52               1.67               1.55              1.39


(1)  Restated for all stock dividends and stock splits.
(2)  Assumes the conversion of ONB's subordinated debentures.


                      PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      The Company's Common Stock is traded on the NASDAQ National Market System under the symbol OLDB. The following table sets forth, for the periods indicated, the high and low closing prices of the Common Stock on the NASDAQ National Market System. The table also sets forth the per share dividends paid by the Company for the periods indicated. The stock prices and dividends have been adjusted for all stock dividends and stock splits relating to the Common Stock.


                            High            Low          Dividends (1)
                            ----            ---          ----------

1993
- ----
1st Quarter                $28-7/8        $26-1/4        $0.21
2nd Quarter                 30-1/8         28-1/4         0.21
3rd Quarter                 32-1/8         29-3/8         0.21
4th Quarter                 37-3/8         31-5/8         0.21

1994
- ----
1st Quarter                $34-1/8        $32-7/8        $0.21
2nd Quarter                 33-1/8         32-5/8         0.21
3rd Quarter                 33-3/4         32-5/8         0.21
4th Quarter                 33-5/8         33-1/8         0.21

1995
- ----
1st Quarter                $34-1/8        $32-5/8        $0.22
2nd Quarter                 33-1/8         32-3/8         0.22
3rd Quarter                 32-7/8         32-5/8         0.22
4th Quarter                 33-1/8         32-1/8         0.22


                                          8


1996
- ----
1st Quarter                 33-1/2         32-5/8        $0.22
2nd Quarter                 34             32-5/8        $0.22
 (through April 30, 1996)


(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of the Common Stock since dividend policies are subject to the discretion of the Board of Directors of the Company, general business conditions and dividends paid to the Company by its subsidiaries. For certain restrictions on the payment of dividends on shares of the Common Stock, see "DESCRIPTION OF CAPITAL STOCK -- Dividend Rights."

      As of March 21, 1996, there were approximately 12,800 holders of record of the Common Stock.


                              REGULATORY CONSIDERATIONS

GENERAL

      The Company and its Affiliate Banks are highly regulated by federal and state authorities and are subject to a substantial number of federal and state laws, rules, regulations, guidelines and policies which have a significant impact on their lending, deposit, collection and other general banking activities. The earnings of the Company and the Affiliate Banks also are affected by general economic conditions and prevailing interest rates, as well as the monetary and fiscal policies of the United States government and its various agencies, particularly the Federal Reserve System.

      Proposals to change the laws and regulations governing bank holding companies (such as the Company), banks, other financial institutions and non-banks are frequently raised in the United States Congress, in the state legislatures and before various bank regulatory authorities. The effect of any such changes cannot be predicted with certainty, nor can the impact of such changes be determined with respect to the Company.

REGULATION OF THE COMPANY AND ITS AFFILIATE BANKS

      The Company is registered as a bank holding company and is subject to the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve requires a bank holding company to serve as a source of financial and managerial strength, and to provide financial resources under certain circumstances, to its subsidiary banks. As a result, the Company may be required to commit resources to the Affiliate Banks when it might not have chosen to do so absent Federal Reserve regulations and policies. The Federal Reserve has the authority to issue written orders with which a bank holding company must comply and also has the authority to require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

      The Company and the Affiliate Banks are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a depository institution and its executive officers and its affiliates, prescribes terms and conditions for affiliate transactions deemed to be consistent with safe and sound banking practice, and restricts the types of collateral security permitted in connection with an institution's extension of credit to an affiliate.


      The Affiliate Banks which are national banks are supervised, regulated and examined by the Office of the Comptroller of the Currency ("OCC"). The Affiliate Banks which are state banks chartered in Indiana are supervised, regulated and examined by the Indiana Department of Financial Institutions. The Affiliate Banks chartered in Kentucky are supervised, regulated and examined by the Kentucky Department of Financial Institutions and those Affiliate Banks chartered in Illinois are supervised, regulated and examined by the Illinois Commissioner of Banks and Trust Companies. In addition, those Affiliate Banks which are state banks and members of the Federal Reserve are supervised and regulated by the Federal Reserve and those which are not members of the Federal Reserve are supervised and regulated by the Federal Deposit Insurance Corporation ("FDIC"). Those which are federal savings associations are regulated by the Office of Thrift Supervision ("OTS"). Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

      Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, community reinvestment, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations.

CAPITAL ADEQUACY GUIDELINES

      The Company is required to comply with the Federal Reserve's risk-based capital guidelines which require the Company to meet or exceed certain prescribed capital adequacy ratios. The Affiliate Banks are required to meet similar capital adequacy ratios. The FDIC, OCC and OTS have adopted risk-based capital ratio guidelines to which depository institutions under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk. Federal bank regulatory agencies are authorized to take certain actions against any institution that fails to meet the capital requirements established by them.

      The Company and each of the Affiliate Banks meet or exceed all capital adequacy ratios required by their respective federal bank regulatory authorities.

ACQUISITIONS AND BRANCHING

      The Company is prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve.

      The Company may acquire companies other than financial institutions as subsidiaries upon notice to the Federal Reserve. The Company is, however, prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The Federal Reserve has determined a number of activities meet this test, including, among others, making and servicing loans, providing trust services, leasing property, operating brokerage services, appraising property and operating a collection agency. Insurance activities engaged in by a bank holding company and its non-bank subsidiaries are severely limited by the BHC Act. Such non-banking related activities are not limited geographically.

      Each Affiliate Bank has the power to engage in the business of banking as provided by the laws of the jurisdiction of its incorporation. The Affiliate Banks are permitted to acquire subsidiaries which engage in activities permitted to the parent bank. These laws differ from state to state and from federal law to state law. For instance, state banks organized under Indiana law have broader powers to sell insurance products and underwrite securities than other state or national banks or bank holding companies. However, insured state-chartered banks are prohibited from engaging AS PRINCIPAL in activities that are not permitted for national banks under federal law, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.

      Branching by the Affiliate Banks is subject to the jurisdiction, and requires the prior approval, of the bank's primary federal bank regulatory authority and, if the branching bank is a state-chartered bank, the bank regulatory agency of the state in which the principal office of the bank is located.

INTERSTATE BANKING

      In 1994, Congress enacted significant changes to the interstate branching expansion powers of depository institutions and bank holding companies in the Riegle-Neal Interstate Branching and Efficiency Act of 1994. Such Act allows for interstate banking and interstate branching without regard to whether such activity is permissible under state law. Beginning on September 29, 1995, bank holding companies were permitted to acquire banks anywhere in the United States subject to certain state restrictions. Beginning on June 1, 1997, insured banks may merge with insured banks in other states without regard to whether such mergers are prohibited by state law. States have the right to opt out of the branching legislation before June 1, 1997. Additionally, out of state banks may acquire the branches of insured banks in another state without acquiring the entire bank; provided, however, that the laws of the state where the branches are located must permit such an acquisition. States may permit interstate branching earlier than June 1, 1997, where both states involved in the bank merger expressly permit it by statute. Further, bank holding companies may merge existing bank subsidiaries located in different states into one bank.

      As of September 29, 1995, insured bank subsidiaries of bank holding companies were granted authority to act as agent for affiliated banks or savings associations in offering limited banking services both within the same state and across state lines. These services include receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loan obligations.

DEPOSIT INSURANCE

      The deposits of the Affiliate Banks are insured up to $100,000 per insured account by the Bank Insurance Fund (the "BIF"), except for deposits acquired in connection with affiliations with savings associations, which deposits are insured up to $100,000 per insured account by the Savings Association Insurance Fund (the "SAIF"). Accordingly, the Company pays deposit insurance premiums to both BIF and SAIF and will continue to pay SAIF premiums with respect to all thrift deposits it has acquired. If the FDIC believes that an increase in the insurance rates is necessary, it may increase the insurance premiums applicable to BIF or SAIF. Currently, SAIF premiums are significantly higher than BIF premiums; however, Congress is considering a number of alternatives to address this issue and maintain relative equality among premium payments, including a large one-time assessment on savings associations, requiring banks to help finance the bonds issued to recapitalize the thrift
industry and merging SAIF and BIF.   Some Congressional proposals also require
savings associations to convert to bank charters. It is difficult at this time to assess whether Congress will address the SAIF/BIF premium differential and, if so, what impact its legislative solution to that problem will have on the Company and the Affiliate Banks.


                             DESCRIPTION OF CAPITAL STOCK

      The rights of the owners of Businesses who acquire Shares offered hereunder will be governed by the laws of the State of Indiana, the state in which the Company is incorporated, and by the Company's Amended and Restated Articles of Incorporation (the "Company's Articles of Incorporation") and the Company's By-Laws, as amended (the "Company's By-Laws"). The Company's Articles of Incorporation include provisions which may have the effect of making take-overs of the Company more difficult, including, but not limited to, anti-takeover measures, the vote required for the amendment of significant provisions of the Company's Articles of Incorporation and the approval of significant corporate transactions. See "DESCRIPTION OF CAPITAL STOCK -- Anti-Takeover Provisions." The following summary comparison of the Common Stock includes all material features of the Shares but does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and By-Laws.

AUTHORIZED BUT UNISSUED SHARES

      The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, of which 24,799,824 whole shares were outstanding as of March 21, 1996. The remaining authorized but unissued shares of Common Stock may be issued upon authorization of the Board of Directors of the Company without prior shareholder approval. The Company also has 2,000,000 shares of preferred stock authorized. The shares of preferred stock are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of the Company. No shares of preferred stock are presently outstanding.

      The Board of Directors of the Company has authorized a series of preferred stock designated as Series A preferred stock. The Board of Directors of the Company has designated 200,000 shares of Series A preferred stock in connection with the shareholder rights plan of the Company. The Company's Series A preferred stock may not be issued except upon exercise of certain rights (the "Rights") pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this Prospectus. See "DESCRIPTION OF CAPITAL
STOCK -- Anti-Takeover Provisions -- The Company's Shareholder Rights Plan".

      As of March 21, 1996, the Company had approximately 1,504,793 shares of Common Stock reserved for issuance under the Company's dividend reinvestment and stock purchase plan and 1,339,923 million shares of Common Stock reserved for issuance upon conversion of its outstanding 8% convertible subordinated debentures. Such debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Common Stock at a conversion rate of
44.643 shares per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $22.40 per share), subject to adjustment in certain events.

      The issuance of additional shares of Common Stock or the issuance of the Company's preferred stock other than on a pro-rata basis to all current shareholders of the Company would reduce the proportionate interests in the Company held by present shareholders.

PREEMPTIVE RIGHTS

      As permitted by Indiana law, the Company's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional Common Stock or other securities of the Company.

DIVIDEND RIGHTS

      The holders of Common Stock are entitled to dividends and other distributions when, as and if declared by the Company's Boards of Directors out of funds legally available therefor. With respect to the Company, a dividend may not be paid if, after giving it effect, (i) the Company would not be able to pay its debts as they become due in the usual course of business, or (ii) the Company's total assets would be less than the sum of its total liabilities plus, unless the Company's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the Company were to be dissolved at the time of the dividend.

      The amount of dividends, if any, that may be declared by the Company in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since the Company is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of the Company's Board of Directors and other factors that may be appropriate in determining dividend policies.

      Cash dividends paid to the Company by its Illinois-chartered Affiliate Banks are limited by Illinois law to the bank's net profits then on hand, less losses and statutorily-defined bad debts. Cash dividends paid to the Company by its Indiana-chartered Affiliate Banks are limited by Indiana law to the balance of the bank's undivided profits account adjusted for statutorily-defined bad debts. Cash dividends paid to the Company by its Kentucky-chartered Affiliate Banks are limited by Kentucky law to so much of the net profits of the banks, after deducting all expenses, losses, bad or suspended debts and interest and taxes accrued or due from the banks, as the boards of directors of the banks deem expedient. In addition, the approval of the Kentucky Commissioner of Banks is required if the total of all dividends declared by a Kentucky bank in any calendar year exceeds the bank's net profit for that year and the net retained profits from the preceding two years, less any transfers to surplus or a fund for retirement of preferred stock or debt. The Company's national

Affiliate Banks may pay cash dividends on their common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

      Dividends paid by the Affiliate Banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS." If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of the Affiliate Banks are currently subject to such a restriction.

      Dividends paid to the Company by its non-bank subsidiaries are limited by the laws of the state in which the subsidiary has been incorporated and, if applicable, by the government regulatory agency which regulates the subsidiary.

VOTING RIGHTS

      The holders of the outstanding shares of Common Stock are entitled to one vote per share on all matters presented for shareholder vote. Shareholders of the Company do not have cumulative voting rights in the election of directors.

      Indiana law generally requires that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. The Company's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval by the holders of at least eighty percent (80%) of the issued and outstanding shares of Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Anti-Takeover Provisions".

      Indiana law requires shareholder approval for most amendments to a corporation's articles of incorporation by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). Indiana law permits a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation. The Company's Articles of Incorporation require a super-majority shareholder vote of at least eighty percent (80%) of the outstanding shares of Common Stock for the amendment of certain significant provisions or such Articles.

DISSENTERS' RIGHTS

      The holders of stock of Indiana business corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of
(i) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon, (ii) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon, (ii) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote thereon,
(iv) approval of a control share acquisition under Indiana law, and (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

      The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to a merger, share exchange or sale or exchange of property if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the NASDAQ National Market System or a similar market. The Common Stock is traded on the NASDAQ National Market System and, therefore, the Company's shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

LIQUIDATION RIGHTS

      In the event of any liquidation or dissolution of the Company, the holders of shares of Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of the Company's liabilities and any rights of creditors and holders of shares of the Company's preferred stock then outstanding.

ASSESSMENT AND REDEMPTION

      The Common Stock is not liable to further assessment. Under Indiana law, the Company may redeem or acquire shares of Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. The Company may not redeem or acquire shares of Common Stock if, after giving such redemption or acquisition effect, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities plus, unless the Company's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if the Company were to be dissolved at the time of the redemption or acquisition.

      In addition, the Company must give prior notice to the Federal Reserve if the consideration to be paid by it for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve (12) months, equals or exceeds 10% of their respective consolidated net worth.

ANTI-TAKEOVER PROVISIONS

      The anti-takeover measures applicable to the Company, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of the Company. These measures may have the effect of discouraging certain tender offers for shares of the Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

      INDIANA LAW. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

      An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. The Company is covered by the business combinations provision of Indiana law.

      In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares of Common Stock. If such approval does not occur, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

      This provision does not apply to a merger, if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. The Company is subject to the control share acquisition provision of Indiana law.

      THE COMPANY'S ARTICLES OF INCORPORATION. In addition to the protections provided by Indiana law, the Company's Articles of Incorporation require the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of the Board of Directors. For purposes of the Company's Articles of Incorporation, "business combination" is defined to include: (i) a merger or consolidation of the Company with or into any other corporation, (ii) any sale, lease, exchange or other disposition of any material part of the assets of the Company, or (iii) any liquidation or dissolution of the Company or any material subsidiary of the Company. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of Common Stock entitled to vote thereon.

      The Company's Articles of Incorporation also include provisions requiring
(i) the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, and (ii) any person acquiring fifteen percent (15%) of the then issued and outstanding stock of the Company to pay equal consideration in connection with the acquisition of any further shares. These provisions require an eighty percent (80%) affirmative vote of the issued and outstanding shares of Common Stock entitled to vote thereon in order to be altered, amended or repealed.

      THE COMPANY'S SHAREHOLDER RIGHTS PLAN. On January 25, 1990, the Board of Directors of the Company declared a dividend of one right for each issued and outstanding share of Common

Stock. See "DESCRIPTION OF CAPITAL STOCK -- Authorized But Unissued Shares." The dividend was payable on March 15, 1990 to holders of record of Common Stock at the close of business on March 1, 1990. In addition, each share of Common Stock subsequently issued by the Company includes one Right. Each Right entitles the registered holder to purchase from The Company one-hundredth (1/100) of a share of The Company Series A preferred stock at an initial Purchase Price of $60.00, subject to adjustment. The terms and conditions of the Rights are contained in a Rights Agreement between The Company and Old National Bank in Evansville, as Rights Agent.

      The shares of the Company's Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred stock of the Company. Each share of the Company's Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on Common Stock. In addition, the Company's Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of liquidation, the holders of the Company's Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of the Common Stock. Each share of the Series A preferred stock will have 100 votes, subject to adjustment, voting together with the Common Stock and not as a separate class unless otherwise required by law or the Company's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Company's Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions.

      The foregoing information concerning the Company's shareholder rights plan does not purport to be complete. For additional information, see the Rights Agreement, dated March 1, 1990, between the Company and Old National Bank in Evansville, as Trustee, which is specifically incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

CERTAIN OTHER MATTERS AFFECTING HOLDERS OF COMMON STOCK

      DIRECTOR LIABILITY. Under Indiana law, a director of the Company will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (ii) such breach or failure to perform constitutes willful misconduct or recklessness.

      INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. As permitted under Indiana law, the Company's Articles of Incorporation provide that the Company may indemnify any person who is or was a director, officer or employee of the Company or of any other corporation as to which such person is or was serving in any capacity at the request of the Company against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner the person reasonably believed to be in, or no opposed to, the best interests of the Company or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Company is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where the person has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Company, certain directors of the Company or independent legal counsel determines to so indemnify any director, officer or employee provided that the person has met the standards of conduct set forth above.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the applicable provisions of the Company's Articles of Incorporation, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      DIRECTOR NOMINATIONS. The Nominating Committee of the Board of Directors of the Company (the "Nominating Committee") is comprised of five directors of the Company, none of whom is an officer or employee of the Company. The Nominating Committee maintains the responsibility of seeking out, evaluating and recommending to the entire Board of Directors qualified nominees for election as directors of the Company, considering matters relative to the size and composition of the Board and reviewing suggestions of shareholders regarding nominees for election as directors.

      The Company's By-Laws provide that only the Board of Directors can nominate persons to serve as directors of the Company based upon the recommendation of the Nominating Committee. Shareholders may not directly nominate persons to serve as directors but are entitled to make recommendations as to nominees to the Nominating Committee. Under the By-Laws, the Nominating Committee is required to submit to the entire Board of Directors its recommendation of nominees for election as directors of the Company prior to each annual or special meeting of shareholders at which directors will be elected. Any suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or special meeting of shareholders at which directors will be elected.


                                    LEGAL MATTERS

      Certain legal matters relating to the Shares will be passed upon for the Company by Krieg DeVault Alexander & Capehart, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204.


                                       EXPERTS

      The consolidated financial statements and schedules of the Company and its affiliates incorporated by reference into this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co. LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference into this Prospectus in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                                      SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on April 30, 1996.


                                            OLD NATIONAL BANCORP


                                            By:   /s/ RONALD B. LANKFORD
                                                  -----------------------
                                            Ronald B. Lankford, President


      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of April 30, 1996.

Name                                        Title

/s/ JOHN N. ROYSE                           Chairman of the Board, Director and
- -----------------------------------         Chief Executive Officer (Chief
John N. Royse                               Executive Officer)


/s/ STEVE H. PARKER                         Senior Vice President (Chief
- -----------------------------------         Financial Officer and Principal
Steve H. Parker                             Accounting Officer)


DAVID L. BARNING*                           Director
- -----------------------------------
David L. Barning


RICHARD J. BOND*                            Director
- -----------------------------------
Richard J. Bond


ALAN W. BRAUN*                              Director
- -----------------------------------
Alan W. Braun


JOHN J. DAUS, JR.*                          Director
- -----------------------------------
John J. Daus, Jr.


WAYNE A. DAVIDSON*                          Director
- -----------------------------------
Wayne A. Davidson


LARRY E. DUNIGAN*                           Director
- -----------------------------------
Larry E. Dunigan


DAVID E. ECKERLE*                           Director
- -----------------------------------
David E. Eckerle


THOMAS B. FLORIDA*                          Director
- -----------------------------------
Thomas B. Florida

PHELPS L. LAMBERT*                          Director
- -----------------------------------
Phelps L. Lambert


RONALD B. LANKFORD*                         President and Director
- -----------------------------------
Ronald B. Lankford


LUCIEN H. MEIS*                             Director
- -----------------------------------
Lucien H. Meis


DAN W. MITCHELL*                            Director
- -----------------------------------
Dan W. Mitchell


LOUIS L. MERVIS*                            Director
- -----------------------------------
Louis L. Mervis


MARJORIE Z. SOYUGENC                        Director
- -----------------------------------
Marjorie Z. Soyugenc


CHARLES D. STORMS*                          Director
- -----------------------------------
Charles D. Storms


EDWARD T. TURNER, JR.*                      Director
- -----------------------------------
Edward T. Turner, Jr.


                                            *By: /s/ JEFFREY L. KNIGHT
                                                 ------------------------------
                                                  Attorney-in-Fact

                                            Printed Name:   Jeffrey L. Knight
                                                         ----------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  The following Exhibits are being filed as part of this Registration
Statement:

      3(i) Articles of Incorporation of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-57207, dated January 22, 1993)

      3(ii) By-Laws of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4,
             File No. 33-80670, dated June 23, 1994)

      4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's
             Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto)

      5      Opinion of Krieg DeVault Alexander & Capehart re: legality

      10 Material Contracts (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and to the Distribution Agreement set forth in Exhibit 1 of the Registrant's Registration Statement on Form S-3, File No. 33-55222, dated December 2, 1992)

      21 Subsidiaries of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

      23.01 Consent of Krieg DeVault Alexander & Capehart (included in Opinion of Krieg DeVault Alexander & Capehart re: legality at Exhibit 5)

      23.02  Consent of Arthur Anderson, LLP*

      24     Powers of Attorney

(b)   Financial Data Schedules: not applicable

*     To be filed by amendment to this registration statement.

ITEM 22.  UNDERTAKINGS.

      (a)    The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)    (1)    The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               Index to Exhibits


      3(i) Articles of Incorporation of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4, File No. 33-57207, dated January 22, 1993)

      3(ii) By-Laws of the Registrant (incorporated by reference to Registrant's Registration Statement on Form S-4,
             File No. 33-80670, dated June 23, 1994)

      4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's
             Form 8-A, dated March 1, 1990, including the Rights Agreement, dated March 1, 1990, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto)

      5      Opinion of Krieg DeVault Alexander & Capehart re: legality

      10 Material Contracts (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 and to the Distribution Agreement set forth in Exhibit 1 of the Registrant's Registration Statement on Form S-3, File No. 33-55222, dated December 2, 1992)

      21 Subsidiaries of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

      23.01 Consent of Krieg DeVault Alexander & Capehart (included in Opinion of Krieg DeVault Alexander & Capehart re: legality at Exhibit 5)

      23.02  Consent of Arthur Anderson, LLP*

      24     Powers of Attorney

(b)   Financial Data Schedules: not applicable

*     To be filed by amendment to this registration statement.